    As filed with the Securities and Exchange Commission on August 5, 1999
                                                Registration No. 333__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       VIRGINIA CAPITAL BANCSHARES, INC.
   (exact name of registrant as specified in its certificate of incorporation)

VIRGINIA                                  6305                   54-1913168
(state or other jurisdiction of     (Primary Standard          (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                400 GEORGE STREET
                         FREDERICKSBURG, VIRGINIA 22404
                                 (540) 899-5500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

        VIRGINIA CAPITAL BANCSHARES, INC. 1999 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)
                   -------------------------------------------

                                          COPIES TO:
SAMUEL C. HARDING                         LORI M. BERESFORD, ESQUIRE
PRESIDENT                                 SUZANNE A. WALKER, ESQUIRE
VIRGINIA CAPITAL BANCSHARES, INC.         MULDOON, MURPHY & FAUCETTE LLP
400 GEORGE STREET                         5101 WISCONSIN AVENUE, N.W.
FREDERICKSBURG, VIRGINIA 22404            WASHINGTON, DC  20016
(540) 899-5500                            (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /

====================================================================================================
   Title of each Class of      Amount to be  Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered   Registered(1)   Price Per Share      Offering Price          Fee
----------------------------------------------------------------------------------------------------
    Common Stock                1,140,480
   $.01 par Value               Shares (2)      $15.53 (3)           $17,711,654          $4,924
----------------------------------------------------------------------------------------------------
    Common Stock                 456,192
   $.01 par Value               Shares (4)      $16.375(5)           $ 7,470,144          $2,077
====================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Virginia Capital Bancshares, Inc. 1999 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Virginia Capital Bancshares, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
(3) Exercise price of $15.3125 per share at which options for 912,386 shares under the Plan have been granted to date and by $16.375 the market value of the Common Stock on August 2, 1999 as determined by the closing price on the Nasdaq Stock Market as reported in the Wall Street Journal, for 228,094 shares for which options have not yet been granted under the Plan.
(4) Represents the total number of shares currently reserved or available for issuance as stock awards under the Plan.
(5) The market value of the common stock on August 2, 1999 at which the 456,192 shares may be purchased to satisfy awards under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages 32
Exhibit Index begins on Page 9

VIRGINIA CAPITAL BANCSHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Virginia Capital Bancshares, Inc. (the "Company" or the "Registrant") 1999 Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Form 10-K filed by the Registrant (File No. 0-25031) with the SEC on March 31, 1999, which includes the consolidated balance sheet of Virginia Capital Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, together with the related notes and the report of Cherry, Bekaert & Holland LLP, independent certified public accountants.

      (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended March 31, 1999 (File No.000-25031), filed with the SEC on May 17, 1999.

      (c) The Form 8-K report filed by the Registrant on March 30, 1999 (File No.000-25031) announcing a change in accountants from Cherry, Bekaert & Holland L.L.P. to KPMG LLP.

      (d) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-25031), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on November 4, 1998 as incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-63309).

      (e) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Virginia Stock Corporation Act., as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Virginia Stock Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and

(ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Virginia Stock Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Virginia Stock Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Virginia Stock Corporation Act.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholder; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 13.1-692 of the Virginia Stock Corporation Act; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Virginia Stock Corporation Act is amended to authorize corporate action further elimination or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4       Virginia Capital Bancshares, Inc. 1999 Stock-Based Incentive Plan.

      5 Opinion of Muldoon, Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      23.0 Consent of Muldoon, Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

      23.1    Consent of Cherry, Bekaert & Holland, L.L.P.

      24      Power of Attorney is located on the signature pages.
--------------------------

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, Virginia Capital Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fredericksburg, State of Virginia, on August 4, 1999.

                                          VIRGINIA CAPITAL BANCSHARES, INC.



                                    By:   /s/ Samuel C. Harding, Jr.
                                          ------------------------------
                                          Samuel C. Harding, Jr.
                                          President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Harding) constitutes and appoints Samuel C. Harding, Jr. and Mr. Harding hereby constitutes and appoints Peggy J. Newman, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his (or her) name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                      Title                                Date
    ----                      -----                                ----


/s/ Samuel C. Harding, Jr.    President and Director             August 4, 1999
---------------------------   (principal executive officer)
Samuel C. Harding, Jr.




/s/ Peggy J. Newman           Executive Vice President,          August 4, 1999
--------------------------    Secretary, Treasurer and Director
Peggy J. Newman               (principal accounting and
                               financial officer


/s/ O'Conor Ashby             Director                           August 4, 1999
--------------------------
O'Conor Ashby

/s/ Charles S. Rowe            Director                          August 4, 1999
----------------------
Charles S. Rowe


/s/ H. Smith McKann            Chairman of the Board             August 4, 1999
--------------------
H. Smith McKann


/s/ DuVal Q. Hicks, Jr.        Director                          August 4, 1999
-----------------------
DuVal Q. Hicks, Jr.



/s/ Ernest N. Donohoe Jr.      Director                          August 4, 1999
--------------------------
Ernest N. Donahoe, Jr.



/s/ William M. Anderson        Director                          August 4, 1999
-------------------------
William M. Anderson, Jr.



/s/ Ronald G. Beck             Director                          August 4, 1999
---------------------
Ronald G. Beck


                                  EXHIBIT INDEX
                                  -------------


                                                                                       Sequentially
                                                                                         Numbered
                                                                                           Page
 Exhibit No.     Description                 Method of Filing                            Location
------------     -----------------------     -------------------------------------      ----------

      4          Virginia Capital            Filed herewith.                                12
                 Bancshares, Inc. 1999
                 Stock Based Incentive
                 Program

      5          Opinion of Muldoon,         Filed herewith.                                28
                 Murphy & Faucette
                 LLP

    23.0         Consent of Muldoon,         Contained in Exhibit 5.                        --
                 Murphy & Faucette
                 LLP

    23.1         Accountants Consent         Filed herewith.                                32

     24          Power of Attorney           Located on the signature page.                 --
